Exhibit 10.3

ALTERRA CAPITAL HOLDINGS LIMITED
2008 STOCK INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) is made, effective as of the [      ] day of [      ], 20[      ] (the “Grant Date”), by and between Alterra Capital Holdings Limited (the “Company”) and [Name] (the “Grantee”).

RECITALS:

WHEREAS, the Company has adopted the Alterra Capital Holdings Limited 2008 Stock Incentive Plan (the “Plan”) pursuant to which awards of restricted common shares of the Company (“Common Shares”) may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of restricted Common Shares provided for herein (the “Restricted Stock Award”) to the Grantee in recognition of the Grantee’s services to the Company, such grant to be subject to the terms set forth herein.

NOW, THEREFORE, in consideration for the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Grant of Restricted Stock Award. Pursuant to Section 9 of the Plan, the Company hereby issues to the Grantee on the Grant Date a Restricted Stock Award consisting of, in the aggregate, [# of Shares] Common Shares (hereinafter called the “Target Restricted Stock”) and such additional number of Common Shares to which the Grantee may be entitled pursuant to Section 4 below (hereinafter called the “Additional Restricted Stock”). The Target Restricted Stock and the Additional Restricted Stock shall not exceed 200% of the Target Restricted Stock.

2.	Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have the authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

3.	Restrictions. Except as provided in the Plan or this Agreement, the Restricted Stock Award shall be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Restricted Stock Award made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise, without the written consent of the Board.

4. Vesting.

(a)	Except as otherwise provided herein, the restrictions described in Section 3 above will lapse (“vest”) with respect to such portion or multiple of the Target Restricted Stock as determined in accordance with the terms of Section 4(b) below on March 1, 2015 (the “Vesting Date”); provided, that, the Grantee remains employed by the Company or any of its Subsidiaries through the Vesting Date. If the Grantee’s employment is terminated at any time prior to the Vesting Date, the Target Restricted Stock shall automatically be forfeited without consideration upon such cessation of service, unless otherwise provided in this Section 4.

(b)	The number of shares that will vest, if any, on the Vesting Date (the “Vested Shares”) in accordance with Section 4(a) above will be determined as follows:

(i)	if, as of any Measurement Date, the Annual Book Value Growth Rate equals or exceeds 3% (the “Threshold Performance Goal”) and is less than 8% (the “Target Performance Goal”), then a portion of the Annual Vesting Tranche (rounded down to the nearest whole share) with a Lock in Date on such Measurement Date will be eligible to vest on the Vesting Date, which portion is equal to the sum of (A) 50% plus (B) the product of (1) 10 and (2) the difference between such Annual Book Value Growth Rate and the Threshold Performance Goal (rounded up to the nearest tenth of one percent) as of such Measurement Date;

(ii)	if, as of any Measurement Date, the Annual Book Value Growth Rate equals or exceeds the Target Performance Goal and is less than 13% (the “Maximum Performance Goal”), then a multiple of the Annual Vesting Tranche (rounded down to the nearest whole share) with a Lock in Date on such Measurement Date will be eligible to vest, which multiple is equal to the sum of (A) 100% plus (B) the product of (1) 20 and (2) the difference between such Annual Book Value Growth Rate and Target Performance Goal (rounded up to the nearest tenth of one percent) as of such Measurement Date;

(iii)	if, as of any Measurement Date, the Annual Book Value Growth Rate equals or exceeds the Maximum Performance Goal, then 200% of the Annual Vesting Tranche with a Lock In Date on such Measurement Date will be eligible to vest;

(iv)	if as of the last Measurement Date, the Cumulative Book Value Growth Rate equals or exceeds the Threshold Performance Goal and is less than the Target Performance Goal, then the additional Common Shares (rounded down to the nearest whole share), if any, that will be eligible to vest is equal to the greater of zero or (A) minus (B), where (A) is the product of (1) the Target Restricted Stock and (2) the sum of (a) 50% plus (b) the product of (i) 10 and (ii) the difference between the Cumulative Book Value Growth Rate and the Threshold Performance Goal (rounded up to the nearest tenth of one percent) as of such Measurement Date and (B) is the aggregate number of shares already eligible to vest as determined as of each of the Lock In Dates pursuant to Sections 4(b)(i), 4(b)(ii) and 4(b)(iii) above;

(v)	if as of the last Measurement Date, the Cumulative Book Value Growth Rate equals or exceeds the Target Performance Goal and is less than the Maximum Performance Goal, then the additional Common Shares (rounded down to the nearest whole share), if any, that will be eligible to vest is equal to the greater of zero or (A) minus (B), where (A) is the product of (1) the Target Restricted Stock and (2) the sum of (a) 100% plus (b) the product of (i) 20 and (ii) the difference between the Cumulative Book Value Growth Rate and the Target Performance Goal (rounded up to the nearest tenth of one percent) as of such Measurement Date and (B) is the aggregate number of shares already eligible to vest as determined as of each of the Lock In Dates pursuant to Sections 4(b)(i), 4(b)(ii) and 4(b)(iii) above; and

(vi)	if as of the last Measurement Date, the Cumulative Book Value Growth Rate equals or exceeds the Maximum Performance Goal, then the additional Common Shares (rounded down to the nearest whole share), if any, that will be eligible to vest is equal to the greater of zero or (A) minus (B), where (A) is 200% of the Target Restricted Stock and (B) is the aggregate number of shares already eligible to vest as determined as of each of the Lock In Dates pursuant to Sections 4(b)(i), 4(b)(ii) and 4(b)(iii) above.

For purposes of this Section 4, the following definitions shall apply: (1) “Annual Vesting Tranche” shall be calculated by dividing the Target Restricted Stock subject to the Restricted Stock Award by one-third (1/3); (2) "Book Value Growth Rate” shall mean the Company’s growth in Book Value Per Share over the one-year period ending on the applicable Measurement Date, (3) "Book Value Per Share” shall be calculated by dividing “Total Shareholders’ Equity” as set forth in the Company’s consolidated balance sheet as of the applicable Measurement Date by the Company’s shares outstanding as of the applicable Measurement Date; provided, that, for purposes of calculating Book Value Per Share, (A) to the extent the Company declares dividends on its common shares, “Total Shareholders’ Equity” shall be increased by the value of any such cumulative dividends paid in such one-year period, and (B) to the extent there are changes in the unrealized gain or loss, net of tax, on the available for sale fixed maturities portfolio from January 1, 2012, “Total Shareholders’ Equity” shall be adjusted to remove the impact of such changes; (4) “Cumulative Book Value Growth Rate” shall mean the annualized compounded growth in Book Value Per Share for the three year period ended December 31, 2014; (5) “Lock In Date” shall mean December 31, 2012 for the first Annual Vesting Tranche; December 31, 2013 for the second Annual Vesting Tranche; and December 31, 2014 for the third Annual Vesting Tranche; and (6) "Measurement Date” shall mean each of December 31, 2012, December 31, 2013, and December 31, 2014.

(c)	Death, Disability. In the event of the Grantee’s death or if the Grantee’s employment is terminated by the Company or any of its Subsidiaries for Disability (as defined below), the restrictions described in Section 3 above will lapse with respect to 100% of the Target Restricted Stock as of the date of such termination. For purposes of this Agreement, “Disability” shall mean (i) if the Grantee is a party to an employment agreement or other agreement for services with the Company or any of its Subsidiaries and such agreement provides for a definition of “Disability,” the definition therein contained, or, if no such agreement or definition exists, it shall mean (ii) termination upon 30 days’ notice in the event that the Grantee suffers a mental or physical disability that shall have prevented him/her from performing his/her material duties for a period of at least 120 consecutive days or 180 non-consecutive days within any 365 day period; provided, that, the Grantee shall not have returned to full-time performance of his/her duties within 30 days following receipt of such notice.

(d)	Termination Without Cause or For Good Reason Other than During a Change in Control Protection Period. Upon the Grantee’s termination of employment by the Company or any of its Subsidiaries without Cause (as defined in the Grantee’s employment agreement with the Company, if any, otherwise, as defined in the Plan) or by the Grantee for Good Reason (as defined below) other than during a Change in Control Protection Period (as defined below), the restrictions described in Section 3 above will lapse with respect to the Restricted Stock Award as of the Vesting Date, subject to the achievement of the Annual Book Value Per Share Growth Rate performance goals as described in Section 4(b) above as if Grantee has remained in continuous service through the Vesting Date.

For purposes hereof, the Grantee shall have “Good Reason” to terminate his/her employment within 30 days after the Grantee has knowledge of the occurrence following the Grant Date, without the Grantee’s written consent, of one of the following events that has not been cured, if curable, within 30 days after a notice of termination has been given by the Grantee to the Company or its Subsidiary, as applicable: (i) any material and adverse change to the Grantee’s duties or authority that is inconsistent with his/her title and position, (ii) a material diminution of the Grantee’s title or position; (iii) a reduction of the Grantee’s base salary; or (iv) any other reason which the Company determines in its sole discretion to be a Good Reason; provided, that, if termination for “Good Reason” is defined in the Grantee’s employment agreement, the definition in the employment agreement shall apply for purposes of this Section 4(d).

(e)	Change in Control. Unless otherwise determined by the Committee, the occurrence of a Change in Control (as defined in the Plan) shall not result in accelerated vesting of the Restricted Stock Award.

(f)	Termination Without Cause or For Good Reason During a Change in Control Protection Period: Upon the Grantee’s termination of employment by the Company or any of its Subsidiaries without Cause (as defined in the Grantee’s employment agreement with the Company, if any, otherwise, as defined in the Plan) or by the Grantee for Good Reason (as defined above) during the 12-month period immediately following a Change in Control (the “Change in Control Protection Period”), the restrictions described in Section 3 above will lapse with respect to the Restricted Stock Award, the Maximum Performance Goal will be deemed achieved and the corresponding multiple of the Target Restricted Stock subject to the Restricted Stock Award will vest as of the date of such termination.

(g)	Work Permit. If the Grantee’s employment is terminated prior to the Vesting Date because the Company or any of its Subsidiaries is unable to obtain a required work permit for the Grantee’s continued employment with the Company or any of its Subsidiaries and the Company does not offer to the Grantee a comparable position of employment by one of the Company’s Subsidiaries, then the restrictions described in Section 3 above will lapse with respect to 100% of the Target Restricted Stock as of the date of the Grantee’s termination of employment; provided, that, if the failure by the Company or any of its Subsidiaries to obtain such work permit is directly or indirectly related to any actions or omissions taken by the Grantee, as determined by the Committee in its sole discretion, then the Restricted Stock Award shall be immediately forfeited upon the date of termination.

5.	Non-Solicitation. In consideration for the Restricted Stock Award granted pursuant to this Agreement, the Grantee agrees that for a period of twelve (12) months following the Grantee’s date of termination, the Grantee shall not, without the prior written permission of the Company, directly or indirectly (1) solicit or encourage or cause any other person or entity to solicit away from the Company or any of its Subsidiaries any person who during the period of twelve (12) months prior to the Grantee’s date of termination was employed by or engaged by the Company or any of its Subsidiaries in an executive or senior management or technical capacity and with whom the Grantee had dealings other than in a minimal and non-material way at any time during such period (a “Key Employee”), (2) encourage or cause any Key Employee of the Company or any of its Subsidiaries to breach or threaten to breach any terms of such employee’s employment or other agreement with the Company or any of its Subsidiaries or to terminate such employee’s employment with the Company or any of its Subsidiaries, (3) solicit business from any persons or entities whom the Grantee knows or should know are current or former clients or customers of the Company or any of its Subsidiaries with whom the Grantee has been involved or concerned other than in a minimal and non-material way at any time during the twelve (12) month period prior to the date of termination, or (4) encourage or cause any clients or customers of the Company or any of its Subsidiaries to cancel or terminate any business relationship with the Company or any of its Subsidiaries involving services or activities which were directly or indirectly the responsibility of the Grantee during the period of twelve (12) months prior to the Grantee’s date of termination. If Grantee breaches the provisions of this Section 5, the Company shall, to the extent permitted by governing law, be entitled to recover from the Grantee all of the Vested Shares granted pursuant to this Agreement or the value thereof.

6.	Tax Withholding. In the event that the Company determines that tax withholding is required with respect to the Grantee, the Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Award and to take such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding and taxes. The Committee may permit the Grantee to satisfy the withholding liability: (a) in cash, (b) by having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the settlement of the Restricted Stock Award a number of shares with a Fair Market Value equal to the minimum withholding obligation, (c) by delivering Common Shares owned by the Grantee that are Mature Shares, or (d) by a combination of any such methods. For purposes hereof, Common Shares shall be valued at Fair Market Value.

7.	Rights as Shareholder; Dividends. The Grantee shall be the record owner of the Target Restricted Stock unless and until it is sold or otherwise disposed of, and as record owner shall be generally entitled to all rights of a shareholder of the Company, including, without limitation, voting rights, if any, with respect to the Target Restricted Stock. Notwithstanding the foregoing, the Grantee’s right to receive dividends, if any, declared by the Company on its Common Shares during the vesting period shall apply only to the Target Restricted Stock and any Additional Restricted Stock in each case which become Vested Shares, if any. Furthermore, any cash or other property distributed as a dividend with respect to the Restricted Stock Award shall be held by the Company until the Restricted Stock Award has vested in accordance with the terms hereof and shall remain subject to the forfeiture provisions applicable to the Restricted Stock Award to which such dividends relate.

8.	Compliance with Laws and Regulations. The issuance and transfer of Common Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Common Shares may be listed at the time of such issuance or transfer.

9.	No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Subsidiaries to terminate the Grantee’s employment at any time.

10.	Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be delivered by personal delivery, courier services, registered or certified first class mail, return receipt requested or facsimile:

If to the Company:

Alterra Capital Holdings Limited
Alterra House
2 Front Street
Hamilton HM 11
Bermuda

If to the Grantee, at the Grantee’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if sent by facsimile.

11.	Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.

12.	Beneficiary. The Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the beneficiary shall be deemed to be the Grantee’s spouse or, if the Grantee is unmarried at the time of death, his or her estate.

13.	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Grantee and the beneficiaries, executors and administrators, heirs and successors of the Grantee.

14.	Amendment of Restricted Stock Award. Subject to Section 15 of this Agreement, the Committee at any time and from time to time may amend the terms of this Restricted Stock Award; provided, that, the Grantee’s rights under this Restricted Stock Award shall not be materially and adversely affected by any such amendment without the Grantee’s consent.

15.	Adjustments. Pursuant to Section 12 of the Plan, the Committee in its sole discretion may make adjustments to this Restricted Stock Award, including, without limitation, with respect to any applicable performance measures.

16.	Governing Law. This Agreement shall be governed by the laws of Bermuda.

17.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be binding and conclusive on the Company and the Grantee.

18.	Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

19.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

20.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ALTERRA CAPITAL HOLDINGS LIMITED
By:

Name:
Title:
GRANTEE
By:

Name: